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                                                                   EXHIBIT 10.32

                 IN THE CIRCUIT COURT OF MOBILE COUNTY, ALABAMA

CAROL FLETCHER, RETHA                                )
COLCLOUGH, and BETTY CLARK,                          )
THOMAS POLYDORUS, LEO H.                             )
HEADRICK, WILLIAM O. PARKER, and                     )
PREFERRED HEALTH ALLIANCE,                           )
INC., on behalf of themselves and all                )
others similarly situated,                           )      CV-97-913

                                                     )
                  Plaintiffs,                        )      CLASS ACTION
                                                     )

         vs.                                         )
                                                     )

BROOKE GROUP LTD., LIGGETT                           )
GROUP INC., and LIGGETT &                            )
MYERS INC.                                           )
                                                     )
                  Defendants.                        )
                                                     )
                                                     )







                       AMENDED CLASS SETTLEMENT AGREEMENT


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                       AMENDED CLASS SETTLEMENT AGREEMENT

                  This AMENDED CLASS SETTLEMENT AGREEMENT is entered into this 2nd day of July 1998 by and between the named and representative plaintiffs Carol Fletcher, Retha Colclough, Betty Clark and proposed class representatives William O. Parker, Thomas Polydoris, Leo H. Headrick, and Preferred Health Alliance, Inc. (collectively, "Plaintiffs") in CAROL FLETCHER, ET AL. V. LIGGETT GROUP INC., ET AL., CV-97-13, In the Circuit Court of Mobile, Alabama (the "FLETCHER Action"), for themselves and on behalf of the plaintiff settlement class as hereinafter defined ("Settlement Class"); and Brooke Group Ltd., a Delaware corporation ("Brooke Group"), Liggett & Myers, Inc., a Delaware corporation ("Myers"), and Liggett Group Inc., a Delaware corporation (which, with Myers, is hereinafter referred to as "Liggett").

                                    RECITALS

WHEREAS,

         A. On March 19, 1997 Plaintiffs filed a complaint to commence the FLETCHER Action against Liggett and Brooke Group asserting claims on behalf of a putative nationwide class of all persons and entities which have incurred or are alleged to have incurred costs or other damages arising from cigarette smoking, seeking, among other things, equitable/injunctive relief, a declaratory judgment, and compensatory and/or punitive damages, according to proof, as set forth in the complaint. On March 20, 1997, the Circuit Court granted the parties' motion to certify this action as a settlement class and preliminarily approved the proposed settlement (the "March 20, 1997 Agreement"). This Amended Class Settlement Agreement is intended to expand upon the March 20, 1997 Settlement Agreement and to address certain of the objections raised thereto.






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         B. The primary purpose of this Amended Class Settlement Agreement is to provide certain injunctive relief sought by Plaintiffs and other settlement class members, including the cooperation of Liggett and Brooke Group, and to create a fund for the equitable settlement of the claims of the settlement class members, free of the risks and costs of prolonged litigation. The mechanism for accomplishing this purpose is the creation of a settlement fund board, to which the claims of all settlement class members against Liggett and Brooke Group shall be directed.

         C. The injunctive relief, cooperation, and monetary settlement are components of an integrated settlement set forth in this Amended Class Settlement Agreement. Liggett and Brooke Group agree to provide cooperation and to submit to the injunctive relief set forth herein in the context of a mandatory class settlement.

         D. Apart from the FLETCHER Action, hundreds of individual actions and putative class actions, as well as numerous actions brought on behalf of various third-party payors, have been filed against Liggett and Brooke Group and other tobacco defendants seeking, among other things, equitable relief and damages allegedly arising from cigarette smoking. In addition to the hundreds of smoking-related claims that have already been filed against these defendants in jurisdictions throughout the United States, many more are expected to be filed in the future. Smoking-related litigation has resulted in extensive discovery concerning the potential liability of Liggett and Brooke Group as well as extensive consideration of the legal and factual bases of smoking-related litigation.





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         E. The plaintiffs and the defendant tobacco companies have spent, and continue to spend, enormous resources litigating these smoking-related claims. Litigating smoking-related lawsuits is depleting and will continue to deplete the defendant tobacco companies' resources otherwise available to compensate claimants. Absent an alternative method of resolution, Liggett would not be able to satisfy the smoking-related claims pending against it, let alone claims which may be asserted in the future.

         F. In light of the uncertainties associated with the pending litigation and Liggett's financial condition, there are substantial risks that adjudications with respect to smoking-related claims by certain settlement class members will, as a practical matter, be dispositive of the claims and interests of certain other settlement class members not yet adjudicated or will substantially impair or impede the ability of such other settlement class members to protect their interests.

         G. Plaintiffs allege that Liggett and Brooke Group have acted or refused to act on grounds generally applicable to the settlement class, thereby making final injunctive relief appropriate with respect to the class as a whole in accordance with Rule 23 of the Alabama Rules of Civil Procedure in the context of this settlement.

         H. Counsel for the Plaintiffs have substantial experience in the litigation of smoking-related cases and class actions, including the litigation and trial of individual smokers' cases.

         I. Liggett has made available relevant information, and Plaintiffs, through counsel, have investigated such information and other relevant information and conducted discovery, as to the nature, extent and availability of Liggett's financial resources, and have concluded that the criteria of Alabama Rule of Civil Procedure 23(b)(1) apply to Liggett and its affiliates in the context of this settlement.





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         J. Plaintiffs and Liggett and Brooke Group recognize and support the public interest in preventing smoking by, or the promotion of smoking to, children and adolescents and further recognize that it is of extreme importance to halt any marketing efforts directed to children and adolescents and to provide for full disclosures of material facts relating to tobacco products.

         K. Liggett and Brooke Group have denied, and continue to deny any wrongdoing or any legal liability of any kind in all smoking-related litigation.

         L. Liggett and Brooke Group recognize and acknowledge that defending the continued prosecution of the FLETCHER Action (and other similar putative class actions, individual suits, and third-party payor suits) against them, through trial and appeals, would require considerable resources and expense, would entail uncertainty and risk, and constitute circumstances under which the available assets of Liggett may be properly characterized as a "limited fund" in comparison to the aggregate potential claims of all settlement class members. Liggett and Brooke Group have determined that the settlement, in accordance with this Amended Class Settlement Agreement, of the claims asserted in the FLETCHER Action against them will be beneficial to them by enabling Liggett to continue the legal business of selling cigarettes, under terms of candor and full disclosure to the public, while avoiding bankruptcy or other insolvency that could otherwise result from the transaction costs and potential exposure of ongoing litigation.






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         M. Plaintiffs recognize and acknowledge that the continued prosecution of the FLETCHER Action and other smoking-related litigation against Liggett and Brooke Group through trial and appeals would require considerable time and expense and would entail uncertainty, risk and delay, including the risk of bankruptcy or other insolvency of Liggett and Brooke Group. Plaintiffs and Liggett and Brooke Group recognize that this settlement with Liggett provides uniquely favorable terms to Liggett in recognition of its unique situation, including its willingness to be the first tobacco industry defendant to settle with any of the public or private plaintiffs, its agreement to provide documents and cooperation expected to be of material benefit to the litigation against the other, much larger tobacco defendants, Liggett's small market share, and its precarious financial situation. Plaintiffs have determined that the settlement, in accordance with this Amended Class Settlement Agreement, of the claims asserted in the FLETCHER Action against Liggett and Brooke Group will be beneficial to the settlement class by providing all settlement class members with substantial and critical non-monetary equitable relief, as well as the opportunity to share equitably in the common fund created by this Amended Class Settlement Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and of the promises and covenants set forth in this Amended Class Settlement Agreement, Plaintiffs, on their own behalf and on behalf of the Settlement Class (as defined below), and Liggett and Brooke Group hereby stipulate and agree that, conditional upon the approval of the Court as required by Rule 23 of the Alabama Rules of Civil Procedure and as provided herein, the Action shall be settled as against Liggett and Brooke Group and that all claims asserted by or on behalf of the putative class members in the FLETCHER Action against the Settling Defendants shall be dismissed with prejudice, all on the terms and conditions contained herein, as follows:





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         1.       DEFINITIONS.

                  As used in and solely for the purposes of this Amended Class Settlement Agreement, the following terms shall have the following respective meanings:

                  "Affiliate" means a Present Affiliate or a Future Affiliate. "Agreement" means this Amended Class Settlement Agreement.

                  "Attorneys General" means those State Attorneys General or other parties who have brought Attorney General Actions.

                  "Attorney General Actions" means actions by or on behalf of States seeking injunctive relief and/or damages in connection with smoking and/or Medicaid or other expenses allegedly resulting therefrom.

                  "Brooke Group" means Brooke Group Ltd. and its Present Affiliates other than Liggett.

                  "Cigarette" means any product including components, accessories, or parts which is intended to be burned under ordinary conditions of use and consists of: (1) any roll of tobacco wrapped in paper or in any substance not containing tobacco; or (2) any roll of tobacco wrapped in any substances containing tobacco which, because of its appearance, the type of tobacco used in the filler, or its packaging and labeling, is likely to be offered to, or purchased by, consumers as a cigarette described in subparagraph
(1).

                  "Cigarette Pack" means a unit of twenty Cigarettes or one ounce of Tobacco Snuff.




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                  "Cost Per Cigarette Pack" means, with respect to a Tobacco
Company, the aggregate costs incurred by such Tobacco Company under a Global Settlement during a specified year, divided by the number of Cigarette Packs manufactured by such Tobacco Company during such year, as determined by The Maxwell Consumer Report published by Wheat First Butcher Singer or a similar or successor report.

                  "Court" means the Circuit Court of Mobile County, Alabama.

                  "Currently-Injured Smokers" means Smokers who prior to the date of this Agreement have suffered Injury as a consequence of smoking Cigarettes and/or the use of other tobacco products manufactured by Liggett, its affiliates, or its predecessors.

                  "Currently-Injured Smoker Subclass" means a settlement subclass composed of:

                  (a) all Currently-Injured Smokers who reside in the United States, its territories, possessions and the Commonwealth of Puerto Rico; and

                  (b) the estates, representatives, and administrators of such Currently-Injured Smokers; and

                  (c) the spouses, children, relatives and significant others of such Currently-Injured Smokers as their heirs or survivors; and

                  (d) all persons who have been exposed to environmental or second-hand tobacco smoke who, prior to the date of this Agreement, have suffered Injury as a consequence thereof, and who reside in the United States, its territories, possessions and the Commonwealth of Puerto Rico;

         provided that excluded from such settlement subclass are (i) officers and directors of any of the Settling Defendants, (ii) any person or entity which has entered into any prior or contemporaneous settlement with Liggett of a Tobacco Action, and (iii) all members of the judiciary of the State of Alabama and the families of such members.





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                  "Domestic Tobacco Operations" means the manufacture and/or sale of Cigarettes and any other tobacco products in the United States, its territories, its possessions and the Commonwealth of Puerto Rico.

                  "FDA Rule" means the regulations promulgated by the FDA concerning the sale and distribution of cigarettes and other products on August 28, 1996 at 60 Fed. Reg. 44396, to be codified at 21 C.F.R. Parts 801, 803, 804,
807, 820 and 897.

                  "Future Affiliate" means any one entity, other than an entity with a Market Share greater than 30% as of the date of this Agreement, which is a Non-settling Tobacco Company (including any successor to or assignee of its assets) if such entity or an Affiliate of such entity with the prior written approval of Brooke Group, subsequent to the date, and during the term, of this Agreement but prior to the fourth anniversary of the date of execution of this
Agreement: (i) directly or indirectly acquires or is acquired by Liggett or Brooke Group; (ii) directly or indirectly acquires all or substantially all of the stock or assets of Liggett or Brooke Group; (iii) all or substantially all of whose stock or assets are directly or indirectly acquired by Liggett or Brooke Group; or (iv) directly or indirectly merges with Liggett or Brooke Group or otherwise combines on any basis with Liggett or Brooke Group.

                  "Future Affiliate Transaction" means a transaction, or series of transactions, by which an entity becomes a Future Affiliate.





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                  "Future-Injured Smokers" means Smokers who during the term of this Agreement suffer Injury as a consequence of smoking Cigarettes and/or the use of other tobacco products manufactured by Liggett or its predecessors.

                  "Future-Injured Smoker Subclass" means a settlement subclass composed of:

                  (a) all Future-Injured Smokers who reside in the United States, its territories, possessions and the Commonwealth of Puerto Rico; and

                  (b) the estates, representatives, and administrators of such Future-Injured Smokers; and

                  (c) the spouses, children, relatives and significant others of such Future-Injured Smokers as their heirs or survivors; and

                  (d) all persons who are or have been exposed to environmental or second-hand tobacco smoke, who, during the term of this Agreement, suffer Injury as a consequence thereof and who reside in the United States, its territories, possessions and the Commonwealth of Puerto Rico;

         provided that excluded from such settlement subclass are (i) officers and directors of any of the Settling Defendants; (ii) any person or entity which has entered into any prior or contemporaneous settlement with Liggett of a Tobacco Action; and (iii) all members of the judiciary of the State of Alabama and the families of such members.

                  "Global Settlement" means any National disposition, settlement, agreement or other arrangement, such as "Tobacco Claims Legislation", by way of legislation, executive order, regulation, taxation, levy, fine, class action settlement, court order or otherwise, of smoking-related litigation, in direct or indirect connection with which one or more Tobacco Companies receives the benefit of a limitation of, or total or partial immunity from, liability to the members of the Settlement Class for the types of claims released under this Agreement.




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                  "Initial Notice" means the written notice document to be
provided by Liggett and its Present Affiliates to Settlement Class members as defined in Section 8.1 of this Agreement.

                  "Initial Notice Date" means the first date upon which Initial Notice is given by Liggett and its Present Affiliates to the Settlement Class pursuant to Section 8.1 of this Agreement.

                  "Injury" means any physical, mental or emotional injury, including, by way of example and not limitation, cancer, heart disease, emphysema, addiction and phobia.

                  "Liggett" means Liggett Group Inc. and Liggett & Myers, Inc.

                  "Mandatory Class Fairness Hearing" means the hearing to be conducted by the Court in connection with the determination of the fairness, adequacy and reasonableness of this Agreement under Rule 23 of the Alabama Rules of Civil Procedure, insofar as the Agreement applies to Liggett and its Present Affiliates.

                  "Mandatory Class Final Order and Judgment" or "Mandatory Class Final Approval" means the order to be entered by the Court, with respect to Liggett and its Present Affiliates, approving this Agreement without material alterations, as fair, adequate and reasonable under Rule 23 of the Alabama Rules of Civil Procedure, confirming the Settlement Class certification under Rule 23 thereof, and making such other findings and determinations as the Court deems necessary and appropriate to effectuate the terms of this Agreement and to exercise its continuing and exclusive jurisdiction over the enforcement and administration of all terms of this Settlement Agreement.




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                  "Mandatory Class Settlement Date" or "Settlement Date" means the date on which all of the following shall have occurred: (a) the entry of the Mandatory Class Final Order and Judgment without material modification, and (b) the achievement of finality for the Mandatory Class Final Order and Judgment by virtue of that order having become final and non-appealable through (i) the expiration of all appropriate appeal periods without an appeal having been filed; (ii) final affirmance of the Mandatory Class Final Order and Judgment on appeal or final dismissal or denial of all such appeals, including petitions for review, rehearing or certiorari; or (iii) final disposition of any proceedings, including any appeals, resulting from any appeal from the entry of the Mandatory Class Final Order and Judgment.

                  "March 1997 Attorneys General Settlement Agreement" means that agreement entered into on or about March 20, 1997 between Brooke Group and Liggett and the Attorneys General of certain states, a copy of which is annexed hereto as Exhibit A.

                  "Market Share" means, with respect to a specified Tobacco Company and a specified year, the Domestic Tobacco Operations market share in that year of all of such company's cigarettes and other tobacco products (as the case may be), as determined by The Maxwell Consumer Report published by Wheat First Butcher Singer or a similar or successor report.

                  "National" means actually covering or potentially covering (whether by block grants to states, localities or other governmental entities or otherwise) the United States or the United States and one or more of its territories, possessions and the Commonwealth of Puerto Rico.




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                  "Non-Liggett Smokers" means all Smokers who prior to the date of this Agreement or during the term of this Agreement have suffered Injury as a consequence of smoking Cigarettes and/or the use of other tobacco products, but have not smoked Cigarettes and/or used other tobacco products manufactured by Liggett or its predecessors.

                  "Non-Liggett Smoker Subclass" means a settlement subclass composed of:

                  (a) all Non-Liggett Smokers who reside in the United States, its territories, possessions and the Commonwealth of Puerto Rico; and

                  (b) the estates, representatives, and administrators of such Non-Liggett Smokers; and

                  (c) the spouses, children, relatives and "significant others" of such Non-Liggett Smokers as their heirs or survivors;

         provided that excluded from such settlement subclass are (i) officers and directors of any of the Settling Defendants; (ii) any person or entity which has entered into any prior or contemporaneous settlement with Liggett of a Tobacco Action; and (iii) all members of the judiciary of the State of Alabama and the families of such members.

                  "Non-Settling Tobacco Companies" means each of The American Tobacco Co., Lorillard Tobacco Co., Philip Morris Inc., R.J. Reynolds Tobacco Co., Brown & Williamson Tobacco Corp., and United States Tobacco Co., unless and until it becomes a Future Affiliate, as herein defined.





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                  "Other Settlement" means a settlement of a Tobacco Action
which is not a Global Settlement.

                  "Oversight Committee" means a committee, made up of no less than nine (9) individuals, to oversee the cooperation provided by Settling Defendants under Section 5.3.1 and 5.3.2 hereof. The committee shall have not less than 75% of its composition from representation of the Attorneys General.

                  "Parent", with respect to Liggett means Brooke Group, and with respect to any other specified corporation or entity, means another corporation, partnership or other entity which directly or indirectly controls such specified corporation or entity.

                  "Parties" means the Plaintiffs and Brooke Group and Liggett.

                  "Population" means, with respect to a geographic area, the population of that area as reported in the most recent census conducted by the United States Bureau of the Census.

                  "Population Quotient" means, with respect to an Other Settlement or judgment, a quotient whose numerator is the Population of the United States and whose denominator is the total Population of the state(s), jurisdictions, or other grouping of persons covered by such Other Settlement or judgment.

                  "Preliminary Approval" means the Court's provisional certification of the Settlement Class, preliminary approval of this Agreement, approval of the form of Initial Notice to the Settlement Class pursuant to Rule 23 of the Alabama Rules of Civil Procedure, or the setting of a date for the approval or submission for approval of the form of such notice.





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                  "Present Affiliate" means with respect to a specified
corporation, another corporation, partnership or other entity which as of the date of this Agreement, directly or indirectly, controls, is controlled by, or is under common control with, such specified corporation or entity including any and all Parents, subsidiaries, and/or sister corporations or entities of such specified corporation or entity.

                  "Present Value" means, with respect to a specified amount or amounts, the present value of such amount or amounts as calculated using a discount rate equal to the yield on 10-year Treasury Notes as reported in the WALL STREET JOURNAL at the time of such calculation; provided that where such amount or amounts are not otherwise determinable, the amount or amounts to be present-valued shall be deemed to be the average for the most recent three years.

                  "Pretax Income", with respect to Liggett, means for a specified year, the "Income before Income Taxes" as determined in accordance with generally accepted accounting principles ("GAAP") of Liggett for its most recent fiscal year, as report in filings to the United States Securities and Exchange Commission or, if there is no such filing, as reported by Liggett's independent outside auditors. If GAAP changes in any material respect during the term of this Agreement so that the benefits anticipated by the parties (in light of GAAP applicable on the date of this Agreement), an appropriate adjustment shall be made to the formulas and calculations hereunder to achieve the parties' expectations as of the date hereof.

                  "Protective Order" or "Stipulation Regarding Liggett Documents" means, with respect to privileged documents produced by a Settling Defendant pursuant to paragraph 5.3, an order of the Court: (a) protecting the confidentiality of such documents; (b) providing that such documents may be used only in actions against Non-Settling Tobacco Companies and, to the extent permitted by law, only under seal; (c) providing that, to the extent such documents are or may be subject to the attorney/client privilege or attorney work product doctrine, such production or use of the documents does not constitute a waiver of such privilege, doctrine or protection with respect to any party other than the parties to whom the documents are produced subject to the order. The provisions of the Protective Order shall not apply to documents claimed to be privileged but which are determined by the Court or by any other court not to be privileged for reasons other than waiver due to production pursuant to this Agreement.




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                  "Recoupment Subclass" means a settlement subclass composed of:
all persons or entities (including, without limitation, any territory, city, county, parish, possession or any other political subdivision thereof, or any agency or instrumentality of any of the foregoing, or any insurance company) in the United States, its territories, possessions, and the Commonwealth of Puerto Rico, which, prior to or during the term of this Agreement, have incurred or claim to have incurred, directly or indirectly, economic loss as a result of paying for the treatment of diseases, illnesses, or medical conditions allegedly caused by Cigarettes (or exposure thereto, including by way of environmental or second hand smoke) or other tobacco products; provided that excluded from such settlement subclass are (i) officers and directors of any of the Settling Defendants, (ii) any person or entity which has entered into any prior or contemporaneous settlement with Liggett of a Tobacco Action, (iii) all members of the judiciary of the State of Alabama and the families of such members, and
(iv) the States.

                  "Settlement Class" means a settlement class composed of the Currently-Injured Smoker Subclass, the Future-Injured Smoker Subclass, the Non-Liggett Smoker Subclass and the Recoupment Subclass as herein defined.




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                  "Settlement Class Counsel" means the firms listed as
Currently-Injured Smoker Subclass Counsel, Future-Injured Smoker Subclass Counsel, Non-Liggett Smoker Subclass Counsel and Recoupment Settlement Subclass Counsel in Section 24.8 of this Agreement.

                  "Settlement Class Representatives" means the Plaintiffs approved by the Court to serve as Settlement Class representatives for their respective settlement subclasses.

                  "Settlement Fund" means the fund established in accordance with the terms of Section 7 of this Agreement, which shall be established in a reputable bank or other financial institution subject to the jurisdiction of the Court, to provide a secure and interest-bearing fund, which shall be controlled by the Settlement Class.

                  "Settlement Fund Board" or "Board" means the board which shall be established pursuant to this Agreement to administer that portion of the Settlement Fund allocated to the Settlement Class pursuant to this Agreement. The Settlement Class representatives shall be appointed by the Court pursuant to procedures for selection of the representatives established by the Court. At least one-third of the Board shall be comprised of representatives of the public health community who shall be designated by majority vote of the other members of the Board.

                  "Settling Defendants" means Brooke Group and/or Liggett.

                  "Settling Defendants' Counsel" means the law firm of Kasowitz, Benson, Torres & Friedman L.L.P.




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                  "Settling States" means those States that entered into the
Attorneys General Settlement Agreement.

                  "Smokers" means all persons who, prior to or during the term of this Agreement, have smoked Cigarettes or have used other tobacco products.

                  "Subsequent Notice" means the written notice to be provided by Liggett and its Present Affiliates to Settlement Class members as defined and provided by Section 8.4 of this Agreement.

                  "Subsequent Notice Dates" means the dates defined in Section
8.4 hereof.

                  "Tobacco Action" means any individual lawsuit, putative or certified class action lawsuit or action on behalf of a governmental entity brought against one or more Tobacco Companies in connection with smoking-related claims such as (without limitation) those asserted in the FLETCHER Action or any Attorney General Action.

                  "Tobacco Companies" means The American Tobacco Co., Lorillard Tobacco Co., Philip Morris Inc., R.J. Reynolds Tobacco Co., Brown & Williamson Tobacco Corp., Liggett and United States Tobacco Co. and/or their respective Affiliates.

                  "Tobacco Snuff" means any cut, ground, powdered, or leaf tobacco that is intended to be placed in the oral cavity.

         2.       SETTLEMENT PURPOSES ONLY.

                  This Agreement is for settlement purposes only, and neither the fact of, nor any provision contained in, this Agreement nor any action taken hereunder shall constitute, be construed as, or be admissible in evidence against the Settling Defendants as, any admission of the validity of any claim, any argument or any fact alleged


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or which could have been alleged by Plaintiffs in the Action or alleged or which could have been alleged in any other action or proceeding of any kind or of any wrongdoing, fault, violation of law, or liability of any kind on the part of the Settling Defendants or any admission by them of any claim or allegation made or which could have been made in the Action or in any other action or proceeding of any kind, or as an admission by any of the Plaintiffs or members of the Settlement Class of the validity of any fact or defense asserted or which could have been asserted against them in the Action or in any other action or proceeding of any kind.

         3.       SUBMISSION TO THE CIRCUIT COURT.

                  Promptly after execution of this Agreement, the Parties shall, through their respective attorneys, jointly submit this Agreement to the Court and move the Court for an order reaffirming Preliminary Approval of this Amended Settlement Agreement and approving dissemination of Initial Notice.

         4.       PARTIES.

                  4.1. This Agreement shall be binding, in accordance with the terms hereof, upon Plaintiffs, the Settlement Class, Brooke Group and Liggett; provided that, notwithstanding anything else contained in this Agreement, the payment obligations of this Agreement shall be binding only upon Liggett.

                  4.2. No Settling Defendant shall sell, dispose or transfer substantially all of its cigarette brands or businesses without first causing the acquiror, on behalf of itself and its successors, to be bound by all of the obligations of a Settling Defendant pursuant to Sections 5.2 and 5.4 through 5.8 hereunder as to such transferred brands or businesses; provided that this
Section 4.2 shall not apply to the extent such sale, disposition or transfer is required by the Federal Trade Commission, Department of Justice, State Attorney General or court order.




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                  4.3. The Parties acknowledge and agree that the willingness of
Brooke Group and Liggett to enter into this Agreement, and in particular their willingness to agree to the equitable and other relief relating to cigarette marketing and to cooperation provided for in Section 5 hereof, are important to the interests of the Settlement Class.

         5.       CONSENT DECREES; WARNINGS; COOPERATION.

                  5.1. Upon execution of this Settlement Agreement, Liggett shall, by and through its Director, Bennett S. LeBow, issue a public statement substantially in the following form and substance:

                  I am, and have been for a number of years, a Director of Liggett Group, Inc., a manufacturer of cigarettes. Cigarettes were identified as a cause of lung cancer and other diseases as early as 1950. I, personally, am not a scientist. But, like all of you, I am aware of the many reports concerning the ill-effects of cigarette smoking. We at Liggett know and acknowledge that, as the Surgeon General, the FDA and respected medical researchers have found, cigarette smoking causes health problems, including lung cancer, heart and vascular disease and emphysema. We at Liggett also know and acknowledge that, as the Surgeon General, the Food and Drug Administration and respected medical researchers have found, nicotine is addictive.

         Liggett will continue to engage in the legal activity of selling cigarettes to adults, but will endeavor to ensure that these adults are aware of the health risks and addictive nature of smoking. As part of our efforts, we will do the following:




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                  1. In accordance with a court-approved settlement, Liggett will set up a fund to compensate equitably those who claim to have been injured by our products.

                  2. Liggett will add a prominent warning to each of our packages of cigarettes and all of our cigarette advertising stating that "Smoking is Addictive".

                  3. Liggett supports and will not challenge Food and Drug Administration regulations concerning the sale and distribution of nicotine-containing cigarettes and smokeless tobacco products to children and adolescents. Accordingly, Liggett has agreed to comply with many of these regulations even before they apply to the tobacco industry generally.

                  4. Liggett has instructed its advertising and marketing people to scrupulously avoid any and all advertising or marketing which would appeal to children or adolescents. Liggett acknowledges that the tobacco industry markets to "youth," which means those under 18 years of age, and not just those 18-24 years of age. Liggett condemns this practice and will not market to children. Liggett agrees that if it sees industry advertisements which in its view are aimed at children, it will bring this to the attention of the Attorneys General.

                  5. In accordance with our settlement agreements, Liggett agrees to fully cooperate with the Attorneys General and Settlement Class Counsel in their lawsuits against the other tobacco companies. To that end, Liggett will make available to the Attorneys General, Settlement Class Counsel and other parties with whom we have settled all relevant documents and information, including documents subject to Liggett's own attorney-client privileges and work product protections and will assist those parties in obtaining prompt court adjudication of the rest of the industry's joint privilege claims.

                  5.2. As promptly as reasonably practicable, but no later than six months after execution of the Attorneys General Settlement Agreement, Settling Defendants shall cause to be printed boldly, on all of their Cigarette packages and in all of their Cigarette advertising, in addition to the warnings mandated under the Federal Cigarette Labeling and Advertising Act, as amended, 15 U.S.C. section 1331 ET SEQ., the statement that cigarette smoking is addictive. To the extent any Settling Defendant manufactures and sells other tobacco products, a similar warning shall be placed on such product.

                  5.3.1. Upon execution of this Agreement, each Settling Defendant shall:

                           (1) cooperate with the Settlement Class, its members
                  and counsel, in that such Settling Defendant will take no steps to impede or frustrate their investigations into, or prosecutions of, any of the non-settling defendants in Tobacco Actions, so as to secure the just, speedy and inexpensive determination of all such smoking-related claims against said non-settling persons and entities;

                           (2) cooperate in and facilitate reasonable non-party
                  discovery from Settling Defendants in connection with Tobacco Actions;

                           (3) actively assist the Settlement Class, its members
                  and counsel in identifying and locating any and all persons known to such Settling Defendant to have documents or information that is discoverable in such proceedings, and to actively assist in interviewing and obtaining documents and information from all such persons, and to encourage such person to cooperate with the Settlement Class; and shall actively assist in interpreting documents relating to litigation against Non-settling Tobacco Companies; and

                            (4) actively assist the Settlement Class, its
                  members and counsel, by requesting, and (if necessary) moving the Court to compel, the Non-settling Tobacco Companies to produce to Liggett all documents (1) that are relevant to the subject matter of Tobacco Actions or which are likely to lead to admissible evidence in connection with the claims asserted in a Tobacco Action or which are likely to lead to admissible evidence in connection with the claims asserted in a Tobacco Action, and (2) that the Non-settling Tobacco Companies claim are subject to a joint defense or common interest privilege. Settling Defendants will review such documents, and shall deposit those documents with respect to which Settling Defendants have concerns regarding whether such documents should be protected from discovery under seal for IN CAMERA inspection by the Court, together with a statement to the Court of such Settling Defendants' concerns; and

                           (5) insofar as such Settling Defendant has or obtains
                  any material information concerning any fraudulent or illegal conduct on the part of any parties, including Non-settling Tobacco Companies, their agents, or their co-defendants designed to frustrate or defeat the claims of the plaintiffs against such parties, companies, agents or co-defendants, or which have the effect of unlawfully suppressing evidence relevant to smoking claims, disclose such information to the appropriate judicial and regulatory agencies. 5.3.2. With respect to each Settlement Class member and his or her counsel, subject to, and promptly after (i) the entry of a Protective Order by the Court, and (ii) an agreement by such Settlement Class member and his or her counsel to abide by, and not object to this Settlement Agreement, each Settling Defendant shall:

                            (1) promptly provide all documents and information
                  that are relevant to the subject matter of the Actions or which are likely to lead to admissible evidence in connection with the claims asserted in a Tobacco Action, subject to the provisions of Section 5.3.2(2) hereof;

                           (2) waive any and all applicable attorney-client
                  privileges and work product protections with respect to such documents and information. Such waiver shall not extend to (a) documents and information not relevant to the subject matter of Tobacco Actions or not reasonably likely to lead to admissible evidence in connection with claims asserted in any Tobacco Action, or (b) documents subject to a joint defense or other privilege or protection which Settling Defendants cannot legally waive unilaterally, except that the waiver by the Settling Defendant shall apply, to the extent permitted by law, to its own joint defenses or other privileges. To the extent that a Settling Defendant has a good faith belief, or one or more Non-settling Tobacco Companies claims, that documents to be provided pursuant to Section 5.3.2(1) hereof may be subject to a joint defense or other privilege (or a claim of such privilege) of one or more of the Non-settling Tobacco Companies, such documents shall be deposited under seal for IN CAMERA inspection by the Court, or a court in which a Tobacco Action is pending, together with a statement to the Court that such Settling Defendant has concerns as to whether some or all of such documents should be protected from discovery, and the Parties agree to request that the Court shall retain jurisdiction to resolve that issue. Liggett will participate in proceedings, including by way of court appearances or declarations, concerning issues of whether such documents are discoverable;

                            (3) offer their employees, and any and all other
                  individuals over whom they have control, to provide witness interviews of such employees and to testify, in depositions and at trial; it being understood and agreed that Liggett will waive and hereby does waive any and all applicable confidentiality agreements to the extent such confidentiality agreements would restrict testimony under this Agreement, if any, to which such witnesses may be subject;

                           (4) demand from its past or current national legal
                  counsel all documents and information obtained in the course of representation of any Settling Defendant which in any way relates to the cooperation required in paragraphs 5.3.1(1) - 5.3.2(3) above, which shall be provided to the Settlement Class, its members and counsel as provided under this paragraph.

                  5.3.3. Notwithstanding anything to the contrary in this Agreement, Settling Defendants will commence compliance with Sections 5.3.1 and
5.3.2 of this Agreement, including their subparagraphs, as soon as reasonably practicable, according priority as to compliance to the Recoupment Subclass and the Currently-Injured Smoker Subclass

                  5.4. Each Settling Defendant, promptly after becoming bound by this Agreement, shall consent to jurisdiction by the FDA, for the sole purpose of promulgating the FDA Rule with respect to all Tobacco Companies. Further, each Settling Defendant, promptly after execution of this Agreement, shall endorse, support and assist in attempts by the FDA to have the FDA Rule become enforceable. Such efforts shall include, if and as reasonably requested by Settlement Class Counsel, filing appropriate amicus briefs and other court papers in litigation relating to the FDA Rule.

                  5.5. Each Settling Defendant shall follow and abide by the provisions of the FDA Rule, insofar as they pertain solely to such Settling Defendant's Domestic Tobacco Operations, as set forth in, and modified by, paragraphs 5.5.1 - 5.5.9 hereof until a final determination is reached respecting the FDA Rule at which time the Settling Defendants will be bound by the FDA Rule only insofar as, and to the extent that, the FDA Rule becomes an enforceable obligation binding upon all of the Tobacco Companies.

                           5.5.1.   FDA Rule section 897.16(a), as proposed.

                           5.5.2.   FDA Rule section 897.16(b), as proposed.

                           5.5.3.   FDA Rule section 897.16(d), as proposed.

                           5.5.4. FDA Rule section 897.30, as stated, and
further extended such that no Settling Defendant shall locate, disseminate or cause to be disseminated advertising of any Tobacco Products in the out-of-doors, including, but not limited to, advertising on billboards.

                           5.5.5.   FDA Rule section 897.34(A), as stated.

                           5.5.6.   FDA Rule section 897.34(B), as stated.

                           5.5.7.   FDA Rule section 897.34(C), as stated.

                  5.6. Each Settling Defendant shall follow and abide by the provisions set forth in paragraphs 5.6.1 - 5.6.7 herein.

                           5.6.1.   No Settling Defendant shall encourage
placement of point of sale advertisements within two feet of any fixture on which gum, candy or confection food is displayed for sale.

                           5.6.2. No Settling Defendant shall make or cause to
be made direct or indirect payments for tobacco product placement in movies (screen, video, or made for television), television programs or video games.

                           5.6.3. No Settling Defendant shall make or cause to
be made direct or indirect payments to glamorize or otherwise encourage or promote tobacco use in any media outlets appealing to minors, including, but not limited to, recorded and live performances of music.

                           5.6.4. No Settling Defendant shall locate, post,
disseminate or cause to be disseminated any form of tobacco product advertising on the Internet or any other electronic information distribution system, unless such advertising is designed to be inaccessible in or from the United States of America.

                           5.6.5. Audio and video format advertising otherwise
permitted under the FDA Rule may be distributed to adult consumers at point of sale (i.e., no "static video displays").

                           5.6.6. Subject to the provisions of Section 5.7, the
Settling Defendants agree that in the event of any future Settlement Agreements and/or Consent Decrees between any Settling State and the Non-Settling Defendants related to restrictions on advertising and marketing, or requirements for labeling and packaging of Tobacco Products, in connection with a National or legislative settlement the terms of this Settlement Agreement will be revised such that Liggett and Brooke Group will be required to abide by any additional restrictions or more restrictive requirements which may be adopted by such Settlement Agreement or Consent Decree.

                  5.7. Notwithstanding anything to the contrary in the FDA Rule or in this Agreement, Liggett will commence compliance with Sections 5.5 and 5.6 of this Agreement as soon as reasonably practicable, provided that Liggett may limit its compliance to the extent, if any, necessary to ensure that the net annual out-of-pocket cost to Liggett of such compliance not exceed $1 million; and provided further that Liggett shall not be obligated pursuant hereto to breach pre-existing legal obligations, if any, it may have with respect to the matters covered by Sections 5.5 and 5.6 (and shall use its reasonable best efforts to minimize the degree to which any such obligations would impede its full compliance therewith). For purposes of this paragraph, the phrase "net annual out-of-pocket costs" means the excess of (a) the additional out-of-pocket expenditures incurred during a particular year by Liggett in complying with the matters specified in Sections 5.5 and 5.6, over (b) savings, if any, in out-of-pocket expenditures realized during such year by Liggett directly from the implementation of the matters covered by Sections 5.5 and 5.6.

                  5.8. If, when and to the extent that the FDA Rule, in whole or in part, becomes an enforceable legal obligation binding upon all of the Tobacco Companies, each Settling Defendant will comply therewith, without consideration of any limits or exceptions herein. If the FDA Rule does not become such a legal obligation, Liggett shall, during the duration of this Agreement, continue to comply with Section 5.5 and 5.6.

                  5.9. Each Settling Defendant shall not use cartoon characters, such as "Joe Camel" in any of its advertising and promotional materials and activities with respect to tobacco products. No Settling Defendant shall enter into any new contract for advertising and promotion with respect to tobacco products using any such cartoon characters after the date the Settling Defendants become bound by this Agreement.

                  5.10. Each Settling Defendant may, after becoming bound by this Agreement, continue in the lawful manufacture, advertising and/or sale of tobacco products. This Agreement does not in any way abrogate or restrict the authority or ability of the Recoupment Subclass members, to the extent such members possess such authority or ability, to enforce compliance with the laws of their respective jurisdictions.

         6.       GLOBAL SETTLEMENT.

                  6.1. Effective upon the execution hereof, Settlement Class Counsel each agree (a) to exercise best efforts to ensure that the financial terms, financial obligations or financial conditions of any Global Settlement are no more onerous on, or less favorable to, Brooke Group and Liggett than the financial terms, financial obligations or financial conditions of this Settlement Agreement, and (b) to issue a public statement substantially in the following form and substance:

         The historic settlements entered into by Liggett, whereby Liggett has agreed, among other things, to provide full cooperation to a nationwide settlement class and to consent to FDA regulation of tobacco marketing, are a major advance in our efforts to prevent smoking by children and adolescents and to ensure that the tobacco industry markets its products lawfully. Accordingly, the undersigned counsel will use their best efforts in Congress and elsewhere to ensure that any such industry-wide resolution provide for financial terms for Liggett that reflect appropriate recognition of Liggett's cooperative efforts, and which are no more onerous on, or less favorable to Liggett than those provided for in our Settlement Agreement.

                  6.2. In the event there is a Global Settlement at any time which contains financial terms, financial obligations or financial conditions as to Brooke Group and Liggett which are more onerous on, or less favorable to, Brooke Group and Liggett than those of this Settlement Agreement, then, in addition to and not in derogation of any other rights or remedies Brooke Group and Liggett may have, Brooke Group and Liggett shall have the right, at their option, to withdraw from future performance of the payment obligations of
Section 7 of this Agreement.

                  6.3. Subject to and in accordance with applicable law, in the event of a Global Settlement which does not impose financial terms, financial obligations or financial conditions as to Brooke Group and Liggett which are more onerous on, or less favorable to, Brooke Group and Liggett than those of this Settlement Agreement (at least to the extent Liggett's Market Share does not exceed 3%; such Market Share limitation being included solely for purposes of this Section 6.3), and pursuant to which Brooke Group and Liggett receive a limitation of liability for smoking-related claims, and any other benefits conferred thereunder, at least to the same extent as received by the Non-settling Tobacco Companies, Liggett agrees to abide by the provisions of such Global Settlement that pertain to the pricing of Cigarettes. The purpose of this Section 6.3, consistent with the advertising restrictions in Section 5 and other provisions of this Agreement, is to make certain that Liggett cigarettes do not become a preferred choice of youth smokers.

         7.       SETTLEMENT FUND.

                  7.1. Except as may otherwise be provided herein, all amounts due and owing by each Settling Defendant under this Agreement shall be paid when due into the Settlement Fund to be allocated and distributed to Settlement Class members in accordance with this Agreement.

                  7.2. Settling Defendants shall have no interest in or responsibility for allocations or distributions from the Settlement Fund and do not guarantee any earnings or insure against any losses from any portion of the Settlement Fund assets that may be maintained or administered as provided in
Section 7.1 above.

                  7.3. Subject to the terms of this Agreement, Liggett shall make the following payments:

                           7.3.1. An initial payment of $25 million due 120 days
from the date of a Future Affiliate Transaction. The amount payable under this
Section 7.3.1 represents the same amount, and not in addition to the amount, payable under Section 6.3.1 of the March 1997 Attorneys General Settlement Agreement; and

                           7.3.2. Subject to the provisions of Sections 7.7, 7.8
and 7.9, payments, each equivalent to 7.5% of Liggett's Pretax Income, due 120 days after the end of each fiscal year of Liggett; provided that each of such payments shall be no less than $1 million. The first payment shall be made with respect to the first full fiscal year commencing after the date of Mandatory Class Final Order and Judgment.

                  7.4. Liggett shall pay the reasonable and necessary expenses of the administration, allocation, and distribution of the Settlement Fund; provided that Liggett shall not be obligated to pay more than $1 million in any year for such expenses or the costs of Initial and each Subsequent Notice.

                  7.5. The amounts payable hereunder to the Settlement Fund shall represent the maximum amounts payable to the Settlement Fund under this Agreement. Subject to the approval of the Court, the Settlement Fund Board shall institute a process for the allocation of the Settlement Fund among the subclasses and their members, for among other purposes, compensation to Smokers who have incurred Injury, medical monitoring for Future-Injured Smokers and to defray Settlement Class members' costs of litigation of Tobacco Actions against other Tobacco Companies.

                  7.6. The Court shall retain exclusive and continuing jurisdiction over the Settlement Fund, and any and all claims thereto. All allocations of, and distributions from, the Settlement Fund to the Settlement Class shall be subject to Court approval.

                  7.7. In the event of a Global Settlement, the Settling Defendants shall have the right to reduce (PRO RATA with any such reduction under all Attorney General Settlement Agreements) the payments due from Liggett in each year pursuant to this Agreement so that the aggregate payments due under this Agreement and such Attorney General Settlement Agreements shall be no more than the lesser of (A) on a Cost Per Cigarette Pack basis, one-third of the lowest Cost Per Cigarette Pack due in such year from the Non-Settling Tobacco Companies under such Global Settlement and (B) on a percentage of Pretax Income basis, one-third of the lowest percentage of Pretax Income due in such year from the Non-Settling Tobacco Companies under such Global Settlement (such percentage to be computed as if the payments due from such companies were included in revenues and earnings).

                  7.8. Liggett shall receive as a credit against any and all amounts due hereunder, a share (PRO RATA with any such credit under such Attorneys General Settlement Agreements) of any and all amounts it is required to pay under a Global Settlement.

                  7.9. The Settlement Fund shall constitute the sole source of recovery on any and all claims against Liggett and its Present Affiliates which have been, will be, or could be asserted, directly or indirectly, by, on behalf of, or for the benefit of any and all Settlement Class members, such that, subject to the Court's final determination that this Settlement Agreement is fair pursuant to Mandatory Class Final Approval, Liggett and its Present Affiliates shall enjoy a universal release from all claims associated with or resulting from the smoking of their cigarettes in consideration of their agreeing to the entry of the Consent Decree and of Liggett's payments into the Settlement Fund and of the reasonable expenses of the administration, allocation, and distribution of the Settlement Fund, for the benefit of Settlement Class members, in accordance with this Agreement.

                  7.10. The Board shall institute a process for the equitable adjudication of smoking-related claims against Liggett for compensatory damages by Settlement Class members in view of, among other things, the history of the outcome of such claims, and the needs of members of the various subclasses; it being understood that all claims for punitive, exemplary or other such damages are hereby waived. The Board shall also consider any and all comments, recommendations, requests and suggestions from Settlement Class members and counsel for each of the subclasses, as to the appropriate and equitable distribution of the Settlement Fund, for evaluation and recommendation by the Board to the Court for its approval. The Court shall not be requested by the Parties or the Board to make any specific orders regarding the ultimate distribution of the Settlement Fund at the time of Preliminary or Mandatory Class Final Approval. The notice forms to be submitted to the Court for its approval shall inform Settlement Class members that issues of distribution are reserved for future rulings, conditioned upon and subsequent to Mandatory Class Final Approval, and that any and all Settlement Class members who wish to do so may submit their comments, recommendations, requests and suggestions for the distribution of the Settlement Fund, under a procedure to be established by the Court. The Court will be requested to grant Preliminary and Mandatory Class Final Approval without regard to the ultimate equitable distribution of the Settlement Fund, in order to provide Settlement Class members with a full opportunity to participate in the decision-making process after the Settlement Fund is in place; and to avoid distracting the parties and the Court, during the settlement approval process, with comments or objections more properly directed at the specifics of distribution with respect to particular claimants rather than the common class interest in the overall fairness, adequacy, and reasonableness of the Settlement itself, in the context of the "limited fund" available from Liggett to pay claims, the provision of valuable equitable relief, and the compromise of disputed and risky claims.

                  7.11. Settling Defendants agree not to take any action the primary purpose of which is to reduce Liggett's payment obligations under this Agreement.

         8.       NOTICE TO THE SETTLEMENT CLASS.

                  8.1. Upon Preliminary Approval, and as the Court may direct, each Settling Defendant shall cause notice of the settlement embodied herein (the "Initial Notice") to be given to the members of the Settlement Class.

                  8.2. The Initial Notice to Settlement Class members shall inform them as follows:

                       The allocation of the Settlement Fund to specific uses or
                  among particular claimants has not been determined. Future allocation and distribution of the Settlement Fund will be administered by the Settlement Fund Board. The Board shall be comprised of representatives appointed by the Attorneys General of certain settling states and by Settlement Class Counsel with the approval of the Court, and it shall include representatives of the public health community. The Board shall be responsible for recommending and implementing guidelines and procedures for the administration of claims. The Settlement Agreement does not specify any particular allocation of Settlement proceeds. Settlement Class members will be given notice and an opportunity to be heard and make suggestions regarding allocation before any final allocation or distribution decisions are made.

                  8.3. The Initial Notice, in a form to be approved by the Court, shall be disseminated as provided in this Section 8 over the course of a period not to exceed ninety (90) days from the Initial Notice Date, subject to approval by the Court.


                  8.4. At the end of each successive three-year interval during the term of this Agreement ("Subsequent Notice Dates"), each Settling Defendant shall cause notice of the settlement embodied herein (the "Subsequent Notice") to be given to the members of the Settlement Class.

                  8.5. Each Subsequent Notice, in a form to be approved by the Court, shall be disseminated over the course of four periods each not to exceed sixty (60) days from each applicable Subsequent Notice Date.

         9.       MANDATORY CLASS CERTIFICATION AS TO LIGGETT.

                  9.1. The mandatory certification of the Settlement Class under Rule 23(b)(1)(B) and/or 23(b)(2) of the Alabama Rules of Civil Procedure is essential to the ability of the Parties to perform the terms and conditions set forth in this Settlement Agreement. It is the intent and understanding of the Parties that the undertakings of Liggett and Brooke Group as described in
Section 5 of this Settlement Agreement, with respect to Liggett's promotional, advertising, marketing and sales practices in order to inform the Settlement Class and the American public of the dangers of smoking and the addictive nature of nicotine, to prevent sales of cigarettes to children and adolescents, and to provide active and meaningful cooperation in the prosecution of smokers' claims against Non-Settling Tobacco Companies constitute injunctive, equitable, and declaratory relief of real, immediate, and ongoing benefit to the Settlement Class and the public, sufficient to satisfy the criteria of mandatory class certification under Rule 23. It is also the understanding of the Parties that the Settlement Class can only be assured that it will actually receive the benefits of the foregoing undertakings through the commitment of the Settling Defendants' current Boards of Directors. Accordingly, (i) the Parties shall cooperate in establishing, to the satisfaction of the Court, the evidentiary predicates for the Court's determination of a "limited fund" under Rule 23, (ii) if the Settlement Class is not certified under one or more of these mandatory provisions, or is later decertified by the Court or on appeal, Liggett and Brooke Group shall each have the right to withdraw from this Settlement Agreement, and (iii) this Settlement Agreement shall terminate and be void ab initio if Liggett (without the consent of Brooke Group) or Brooke Group undergo a change in control from that existing as of the date hereof.

         10.      FUTURE AFFILIATE.

                  10.1. The terms of this Agreement shall not be binding upon or applicable to a Future Affiliate of the Settling Defendants, except as provided for in this Section 10.

                  10.2. In the event of a Future Affiliate Transaction, the Settlement Class, or any of its members, shall not (a) seek to enjoin or otherwise challenge a spinoff or like disposition of the stock or assets of any Affiliate of the Future Affiliate which is not as of the date of the execution of this Agreement a Parent of a company engaged in Domestic Tobacco Operations or itself engaged in Domestic Tobacco Operations ("Spinoff Affiliate"), (b) bring suit or otherwise take action against the Parent of the Future Affiliate with respect to such spinoff or like disposition of stock or assets, or (c) bring suit or otherwise take action against a Spinoff Affiliate for claims asserted in or related to a Tobacco Action (and thereby release such Spinoff Affiliate pursuant to, MUTATIS MUTANDIS, Section 11.1 hereof). The Settlement Class reserves the right to take the actions described in this Section 10.2 in the event that such spinoff or like disposition is sought by someone other than Brooke Group or a Future Affiliate or an Affiliate of a Future Affiliate.

                  10.3. With respect to subsection 10.2, nothing in this provision, or elsewhere in this Agreement, limits the authority of the Settlement Class to challenge any transaction which they reasonably believe is in violation of federal or state antitrust law.

                  10.4. Promptly after a Future Affiliate Transaction, a Future Affiliate shall abide by Sections 4.4 through 4.8 of the March 1997 Attorneys General Agreement.

                  10.5. Promptly after a Future Affiliate Transaction, Settling Defendants and the Settlement Class and Settlement Class Counsel, each agree to exercise best efforts to negotiate in good faith a settlement of all Tobacco Actions against a Future Affiliate's Domestic Tobacco Operations.

                  10.6. Prior to a Future Affiliate Transaction, Settling Defendants shall not enter into any agreement with any prospective Future Affiliate which diminishes or impairs the prospective Future Affiliate's assets, other than in the established and/or ordinary course of business of such prospective Future Affiliate and shall use best efforts to prevent such prospective Future Affiliate from diminishing or impairing such assets. In the event of a Future Affiliate Transaction, the Settlement Class reserves all of their rights to prevent the Future Affiliate from diminishing or impairing the Future Affiliate's Tobacco assets, other than in the established and/or ordinary course of business of such Future Affiliate.

         11.      RELEASE.

                  11.1. Upon the Mandatory Class Settlement Date, with respect to each Settling Defendant, for good and sufficient consideration as described herein, all members of the Settlement Class, collectively and individually, on behalf of themselves, the persons they represent, their heirs, executors, administrators, trustees, beneficiaries, agents, attorneys, successors, assigns, affiliates, officers, directors, employees and shareholders shall be deemed to and do hereby release, dismiss and discharge each and every claim, right, and cause of action (including, without limitation, all claims for damages, medical expenses, restitution, medical monitoring, or any similar legal or equitable relief, under federal, state or common law), known or unknown, asserted or unasserted, direct or indirect, which they had, now have, or may hereafter have against each Settling Defendant (including its past, present and future parents, subsidiaries, affiliates and their past, present and future agents, servants, attorneys, employees, officers, directors, shareholders, and beneficial owners) (and downstream distribution entities of Liggett, but only to the extent that such downstream distribution entities would have cross-claims against Liggett) which is based on any and all harm, injury or damages claimed by members of the Settlement Class to be caused by smoking, addiction to, or dependence upon, cigarettes or which is asserted in the Action in connection with, or arising out of the conduct, acts, facts, transactions, occurrences, representations or omissions set forth, alleged, referred to or otherwise embraced in the Action complaint or any and all other Tobacco Actions or any other smoking-related actions.

                  Provided, however, as follows:

                  1) If this Agreement expires upon completion of its full term, this release shall continue and apply in full force and effect with respect to all released claims which accrued or shall accrue prior to, through and including the date of such expiration, such that such claims shall be forever released, but only as to such claims through and including such date; if this Agreement terminates for any reason prior to its full term, this release shall be of no further force and effect and Settling Defendants shall be entitled to a credit to the extent otherwise provided in this Agreement against all claims covered by the release for the full amount paid by such Settling Defendants hereunder.

                  2) Except as specifically provided herein, this release does not pertain or apply to any other existing or potential defendant in any present or future action.

                  3) This release does not release Settling Defendants from claims which may be asserted by the Settlement Class against a Settling Defendant involving conduct unrelated to the manufacture and/or sale of tobacco products.

                  11.2 In addition to the provisions of Section 11.1, each member of the Settlement Class hereby expressly waives and releases, upon this Settlement Agreement becoming final, any and all provisions, rights and benefits conferred by section 1542 of the California Civil Code, which reads:

                  Section 1542. Certain Claims not Affected by General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor;

or by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to section 1542 of the California Civil Code. Each member of the Class may hereafter discover facts other than or different from those which he, she or it knows or believes to be true with respect to the claims which are the subject matter of the provisions of Section 11.1 hereof, but each member of the Settlement Class hereby expressly waives and fully, finally, and forever settles and releases, upon this Settlement Agreement becoming final, any known or unknown, suspected or unsuspected, contingent or non-contingent claim with respect to the subject matter of the provisions of Section 11.1, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

                  11.3. Except as specifically provided herein, nothing in this Agreement shall prejudice or in any way interfere with the rights of the Plaintiffs, Settlement Class members, and the Settling Defendants to pursue all of their rights and remedies against Non-settling Tobacco Companies or other defendants.

         12.      EXCLUSIVE REMEDY; DISMISSAL OF ACTION; JURISDICTION OF COURT.

                  12.1. Except as otherwise provided in this Agreement, this Agreement shall be the sole and exclusive remedy for any and all released claims of Settlement Class members against the Settling Defendants, and upon the entry of the Mandatory Class Final Order and Judgment by the Court, each Settlement Class member shall be barred from initiating, asserting, or prosecuting any released claims against Brooke Group or Liggett.

                  12.2. On the Mandatory Class Settlement Date, the Action shall be dismissed as against each Settling Defendant, subject to the continuing and exclusive jurisdiction of the Court over the enforcement and administration of the Settlement Agreement, and the allocation and distribution of the Settlement Fund. Settlement Class members may not commence or prosecute actions against Brooke Group or Liggett on claims released pursuant to this Agreement once the Mandatory Class Final Order and Judgment is entered. The Settlement Class Counsel agree to provide reasonable cooperation to stay or dismiss, as appropriate, any action of any Settlement Class member for such released claims pending in state or federal court against the Settling Defendants.

                  12.3. The Court shall retain exclusive and continuing jurisdiction over the Action, all Parties, all Settlement Class members and the Settlement Fund to interpret and enforce the terms, conditions, and obligations of this Agreement. Nothing in this Agreement shall be construed to divest or limit the jurisdiction of the Court with respect to claims which may be alleged by the Settlement Class against Non-settling Tobacco Companies or other defendants.

         13.      TERM.

                  13.1. Unless earlier terminated in accordance with the provisions of this Agreement, the duration of this Agreement shall be twenty-five (25) years from the Liggett Settlement Date; provided that in the event of a Global Settlement, the duration of this Agreement shall be equal to the duration of the Global Settlement.

                  13.2. The performance of this Agreement by Liggett and Brooke Group is expressly contingent upon the Court's issuance of the Mandatory Class Final Order and Judgment. If the Court fails to hold the Mandatory Class Fairness Hearing within six (6) months of the date hereof or to issue a Mandatory Class Final Order and Judgment within sixty (60) days following conclusion of the Mandatory Class Fairness Hearing, Liggett and Brooke Group may elect to terminate this Agreement by written notice to the Court and the Settlement Class Counsel within twenty (20) business days following the end of either such period.

                  13.3. Except as may be otherwise specifically provided in this Agreement, a termination by a Settling Defendant hereunder shall have the effect of rendering this Agreement as having no force or effect whatsoever, null and void AB INITIO, and not admissible as evidence for any purpose in any pending or future litigation in any jurisdiction. However, a termination shall not affect any prior cooperation or require the return of any documents produced to a Settlement Class member pursuant to this Agreement.

         14.      CONTINUING ENFORCEABILITY.

                  14.1. The parties acknowledge and agree that the purpose of this Agreement and the mandatory certification of the Settlement Class with respect to Liggett and its Present Affiliates is to provide the Settlement Class with certain equitable and other relief made available by Settling Defendants and their current Boards of Directors, and a secure and ongoing source of recovery, subject to equitable allocation and distribution, while ensuring that Liggett may perform its obligations and make its payments hereunder without unduly risking insolvency, bankruptcy or liquidation; this Agreement is intended to be a mutually beneficial and equitable alternative to the prospect of bankruptcy.

                  14.2. Unless earlier terminated, as to the Settlement Class, this Agreement and each provision of or obligation arising from this Agreement shall continue and remain fully enforceable if a Settling Defendant institutes or is subject to the institution against it of any proceeding or voluntary case under title 11 of the United States Code, or other proceeding seeking to adjudicate it insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or other proceeding seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any part of its property (each, a "Bankruptcy Proceeding"). Brooke Group has the right but not the obligation to cure and to perform any of Liggett's monetary obligations under this Agreement (calculated as if Liggett were meeting such monetary obligations) notwithstanding the occurrence and continuation of any Bankruptcy Proceeding with respect to Liggett. The Settlement Class agrees that it has no right to terminate this Agreement, to call a default under this Agreement, or to compel Liggett to take or not to take any action with respect to this Agreement during any period in which Brooke Group is performing Liggett's post-bankruptcy proceeding monetary obligations hereunder.

         15. ENTRY OF GOOD FAITH BAR ORDER ON CONTRIBUTION AND INDEMNITY CLAIMS; INDEMNIFICATION

                  15.1. The Parties shall request that the Court enter an order barring and prohibiting the commencement and prosecution of any claim or action by any Non-settling Tobacco Company in any smoking-related litigation against Settling Defendants, including but not limited to any contribution, indemnity and/or subrogation claim seeking reimbursement for payments made or to be made to any Settlement Class member for claims settled under this Agreement. Settling Defendants shall be entitled to dismissal with prejudice of any such Non-settling Tobacco Company's claims against them which violate or are inconsistent with this bar.

                  15.2. No Settlement Class member shall make a claim against a non-settling person for what would be a claim settled under this Agreement if asserted against a Settling Defendant.

                  15.3. Claims by or on behalf of any Settlement Class members against any non-settling parties are not released and shall not be barred, precluded, limited, or reduced as a consequence of this Agreement or the subsequent award and distribution of funds to such Settlement Class members from the Settlement Fund, except if and to the extent required under federal or state law applicable under choice-of-law doctrines in the forum in which any such claims may be instituted or pursued.

         16.      EXPENSES AND FEES.

                  16.1. Subject to Section 7.5 hereof, all reasonable and necessary expenses incurred by the Board in administering, allocating and distributing the Settlement Fund, and the costs of Initial and Subsequent Notices, shall be paid by the Settling Defendants in addition to, and without reducing, their payments into the Settlement Fund.

                  16.2. In addition to the above described expenses of administration and notice, the reasonable fees and expenses of the Settlement Class Counsel, if and as approved by the Court, shall be paid by the Settling Defendants after the Settlement Date separate and apart from, and in addition to, their initial payments into the Settlement Fund.

                  16.3. In the event of a failure by the Court to issue the Final Order and Judgment or a decision by any Settling Defendant to exercise its right to withdraw pursuant to Section 14 of this Agreement, the Settling Defendants will bear, in accordance with the terms of this Agreement, the costs of the Initial Notice incurred to such point (in the case of Brooke Group and Liggett not to exceed a total of $1 million; provided that Brooke Group, Liggett and Plaintiffs shall each have the right to terminate this Agreement in the event that the Court orders Initial Notice costing in excess of $1 million, unless Brooke Group and/or Liggett and/or Plaintiffs and/or Settlement Class Counsel agree to pay such excess.)

         17.      TAX STATUS OF SETTLEMENT FUND.

                  17.1. The Settlement Fund created under this Agreement will be established and maintained as a Qualified Settlement Fund ("QSF") in accordance with Section 468B of the Internal Revenue Code of 1986, as amended (the "IRC"), and the regulations promulgated thereunder. Any Settling Defendant shall be permitted, in its discretion, and at its own cost, to seek a private letter ruling from the Internal Revenue Service ("IRS") regarding the tax status of the Settlement Fund. The parties agree to negotiate in good faith, subject to Court approval, any changes to the Agreement which may be necessary to obtain IRS approval of the Settlement Fund as a QSF.

                  17.2. Representatives of the Settling States and the Settlement Class will be appointed to act as administrator of the Settlement Fund. As administrator, such representatives will undertake the following actions in accordance with the regulations under IRC section 468B: (a) apply for the tax identification number required for the Settlement Fund; (b) file, or cause to be filed, all tax returns the Settlement Fund is required to file under federal or state laws; (c) pay from the Settlement Fund all taxes that are imposed upon the Settlement Fund by federal or state laws; and (d) file, or cause to be filed, tax elections available to the Settlement Fund, including a request for a prompt assessment under IRC sec. 6501(d), if and when the administrator deems it appropriate to do so.

                  17.3. The Settling Defendants, as transferors of the Settlement Fund, shall prepare and file the information statements concerning their settlement payments to the Settlement Fund as required to be provided to the IRS pursuant to the regulations under IRC Section 468B.

         18.      COURT'S SETTLEMENT APPROVAL ORDER.

                  Except as specifically provided herein, this Agreement is subject to and conditioned upon the issuance by the Court, following the Mandatory Class Fairness Hearing, of a Mandatory Class Final Order and Judgment.

         19.      EFFECT OF DEFAULT OF ANY SETTLING DEFENDANT.

                  In the event any Settling Defendant fails to make a payment due and owing under the terms of this Agreement, or is in default of this Agreement in any other respect, the Settlement Class Counsel shall so notify the Court. The defaulting Settling Defendant shall then be given up to sixty (60) calendar days to "cure" the default. If the defaulting Settling Defendant does not "cure" the default in the time provided in this Section 19, and if no other Settling Defendant elects to cure such default, the Settlement Class Counsel may apply to the Court for relief, including withdrawal from the Agreement.

         20.      REPRESENTATIONS AND WARRANTIES; COVENANTS.

                  20.1. Each Settling Defendant represents and warrants that (i) it has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;
(ii) the execution, delivery and performance by such Settling Defendant of this Agreement and the consummation by it of the actions contemplated herein have been duly authorized by all necessary corporate action on the part of such Settling Defendant; and (iii) this Agreement has been duly and validly executed and delivered by such Settling Defendant and constitutes its legal, valid and binding obligation.

                  20.2. Each Settling Defendant covenants and agrees for the benefit of the Settlement Class that it will not enter into any transaction involving the borrowing of funds in excess of $100 million unless such transaction is fair from a financial perspective to the Settling Defendant and represents the reasonable exercise of such Settling Defendant's business judgment. Liggett agrees that, other than after a sale of all or substantially all of its assets or stock in a transaction approved by Brooke Group, it will not pay any dividends (in cash or property), or engage in any transaction with, or transfer any cash or property to, any affiliate in excess of $500,000, unless it is reasonably fair from a financial perspective to Liggett, represents the reasonable exercise of Liggett's business judgment, and is approved in writing by Brooke Group.

         21.      ARBITRATION.

                  21.1. In the event that the Parties are unable to agree, after good faith efforts, as to the determination or calculation of Pretax Income or Market Share for any year hereunder, such determination or calculation shall be submitted to binding arbitration under the supervision of the Court.

                  21.2. The Settlement Class Counsel shall during the term of this Agreement have the right, at its sole cost, to have an independent auditor review the Settling Defendants' compliance with their payment obligations under this Agreement; provided that any such review will not be binding upon such Settling Defendants.

         22.      MOST FAVORED NATION.

                  22.1. In the event of any Other Settlement with any Non-settling Tobacco Company, the payments due from each Settling Defendant in each year under this Agreement shall be reduced to the extent, if any, necessary to ensure that such payments are the lesser of (a) on a percentage of Pretax Income basis, payments such that the percentage in each year of such Settling Defendant's Pretax Income represented by such payments is no more than one-third of the percentage in such year of such Non-Settling Tobacco Company's Pretax Income represented by the product of (i) the average annual payments due from such Non-Settling Tobacco Company under such Other Settlement and (ii) the Population Quotient with respect to such Other Settlement and (b) on a Cost Per Cigarette Pack basis, no more than the product of (i) one-third of the lowest Cost Per Cigarette Pack due in such year from the Non-Settling Tobacco Companies under such Other Settlement and (ii) the Population Quotient with respect to such Other Settlement. The Benchmark Figure set forth in this Section 22.1 does not reflect in any fashion the Settlement Class's or Settlement Class Counsels' views as to an appropriate settlement or resolution with any Non-Settling Tobacco Company.

                  22.2. In the event of the entry of any final monetary judgment (other than by way of settlement) in a Tobacco Action, against any one or more of the Non-Settling Tobacco Companies, then each Settling Defendant shall have the right to reduce the payments it is obligated to make pursuant to this Agreement to the extent, if any, necessary to make the sum of all amounts theretofore paid and the then Present Value of all amounts thereafter payable pursuant to this Agreement (assuming for purposes of such Present Value calculation that the annual amounts due hereunder remain unchanged from the then most recent fiscal year) by any Settling Defendant per percentage point of the then Market Share of such Settling Defendant no more than the lesser of (a) fifty (50%) of (i) the dollar amount of the product of (A) such judgment and (B) the Population Quotient with respect to such judgment per (ii) percentage point of the then Market Share of each such Non-Settling Tobacco Company and (b) on a Cost Per Cigarette Pack basis, no more than the product of (i) one-third of the lowest Cost Per Cigarette Pack due in each year from such Non-Settling Tobacco Company under such judgment and (ii) the Population Quotient with respect to such judgment; provided that such Settling Defendant shall give written notice of such reduction and the method of calculating such reduction to the Court and Settlement Class Counsel as soon as practicable after the entry of such judgment.

                  22.3. In each year beginning with the second year a Settling Defendant becomes bound by this Agreement, the annual payment amount due under
Section 7.3 of this Agreement from such Settling Defendant shall be decreased in proportion to any decrease, and (only if there shall have been a prior such decrease) increased in proportion to any increase, in such Settling Defendant's Market Share from the prior year; provided, however, that (a) such annual payment amount shall not be so decreased to the extent, if any, that such annual payment amount in such year is decreased as a result of a decrease in such Settling Defendant's Pretax Income and (b) such annual payment amount shall never be increased such that the aggregate amount of any such increases exceeds the aggregate amount of any such decreases. Such Settling Defendant, as soon as practicable after the end of such year, shall give written notice of any such decrease or increase and the method of calculating it to the Court and Settlement Class Counsel. [Example: For purposes of this example of Section 22.3, assume Liggett's Pretax Income is $50 million each year, thus making Liggett's obligation under Section 7.3 of the settlement $3,750,000 per year during the term of this Agreement (7.5% of 50,000,000). Liggett's Market Share drops from 2% in 1997 and 1998 to 1.75% in 1999, but recovers to 1.9% in 2000, and then back to 2.0% in 2001. Reduction under this Section: In 1999, Liggett's amount due will be reduced by $468,750 to $3,281,250. Since Liggett's Market Share fell by .25 points or 12.5%, its payments would be reduced by 12.5% or $468,750 ($3,750,000 x .125). Recapture of Market Share: In 2000, Liggett's payments to climb commensurate to its increase of .15 in Market Share (1.75 to 1.9% to $3,562,500 (($3,281,250 plus ($3,281,250 plus .15/1.75)). In 2001,
Liggett's payment would again increase commensurate to its increase of .1 in Market Share to $3,750,000 (($3,562,500 plus $3,562,500 x .1/1.90)). Liggett would not be entitled to a "double reduction" for a decrease in both Pretax Income and Market Share. Thus, if Liggett's .25 point drop in Market Share in 1998 were accompanied by a drop in Pretax Income between 1997 and 1998 from $50 million to $35 million, there would be no Market Share reduction, as Liggett's payment obligations (7.5% of Pretax Income) would have already fallen from $3,750,000 to $2,625,000.]

                  22.4. The Plaintiffs, on behalf of themselves (upon the execution hereof) and the Settlement Class (upon Preliminary Approval), Settlement Class Counsel, and any attorneys or representatives of any of the foregoing, agree that for the next fifteen (15) years neither the Plaintiffs, the Settlement Class, nor any attorneys or representatives of the foregoing will, without the express written consent of Brooke Group (which may be withheld for any reason or for no reason) discuss, negotiate, support, approve or enter into any agreement or understanding with any creditor, claimant, trustee, receiver or other party-in-interest, of Liggett, Brooke Group or any of their affiliates, other than Brooke Group itself (collectively, "Prohibited Parties"), with respect to any restructuring, liquidation or reorganization of Liggett, Brooke Group or any of their affiliates, including with respect to any plan under Chapter 11 or Chapter 7 of title 11, United States Code (the "Bankruptcy Code").

                  22.5. The rights and remedies of each Settling Defendant under this Section 22 are cumulative and not exclusive of each other and shall survive the termination of this Agreement.

         23.      FURTHER ACTIONS.

                  Each of the Parties and their respective counsel shall take such actions and execute such additional documents as may be reasonably necessary or appropriate to consummate or implement the settlement contemplated by this Agreement.

         24.      MISCELLANEOUS.

                  24.1. This Agreement, including all Exhibits attached hereto, shall constitute the entire agreement among the Parties with regard to the subject matter of this Agreement and shall supersede any previous agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement may not be changed, modified, or amended except in writing signed by all parties, subject to Court approval.


                  24.2. This Agreement shall be construed under and governed by the laws of the State of Alabama.

                  24.3. This Agreement may be executed by the Parties in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  24.4. This Agreement shall be binding upon and inure to the benefit of the Settlement Class, the Settling Defendants, and their representatives, heirs, successors, and assigns; provided, however, that, upon any assignment of this Agreement by or on behalf of Liggett, or succession to this Agreement through any combination with Liggett, other than with the prior written consent of Brooke Group (which can be withheld for any or no reason), the obligations of this Agreement shall be binding upon such assignee or successor and each of its affiliates as if they each were Settling Defendants on the date of execution hereof.

                  24.5. Other than as provided in Section 24.4, nothing in this Agreement shall be construed to subject any Settling Defendant's parent or affiliated company to the obligations or liabilities of that Settling Defendant.

                  24.6. There shall be no third party beneficiaries of this Agreement other than non-party releasees hereunder. No person other than the Parties hereto, the Settlement Class members and the releasees hereunder shall have any right or claim under or in respect of this Agreement.

                  24.7. The headings of the Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction.

                  24.8. Any notice, request, instruction, application for Court approval or application for Court orders sought in connection with this Agreement or other document to be given by any Party to any other Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to the Settling Defendants to the attention of each Settling Defendant's respective representative and to the Settlement Class Counsel on behalf of Settlement Class members, or to other recipients as the Court may specify. As of the date of this Agreement, the respective representatives are as follows:

                  CURRENTLY INJURED SMOKER SETTLEMENT SUBCLASS COUNSEL

                  Norwood S. Wilner
                  Gregory Maxwell
                  SPOHRER WILNER MACIEJEWSKI &
                  STANFORD P.A.
                  444 E. Duval Street
                  Jacksonville, Florida 32202

                  FUTURE INJURED SMOKER SETTLEMENT SUBCLASS COUNSEL

                  Steven A. Martino
                  JACKSON, TAYLOR & MARTINO, PC
                  South Trust Bank Building
                  61 St. Joseph St., Suite 1600
                  Mobile, Alabama 33602

                  NON-LIGGETT SMOKER SETTLEMENT SUBCLASS COUNSEL

                  Wyman O. Gilmore
                  Post Office Box 729
                  Grove Hill, Alabama 36451

                  RECOUPMENT SETTLEMENT SUBCLASS COUNSEL

                  William J. McDaniel
                  McDANIEL, BAINS, & NORRIS
                  2 Metroplex Drive, Suite 504
                  Birmingham, Alabama  35209

                  James H. Pearson
                  PEARSON & PEARSON
                  3525 Citicorp Center
                  1200 Smith Street
                  Houston, Texas  77002

                  Robert G. Taylor II
                  TAYLOR & CIRE
                  One Allen Center
                  3400 Penthouse
                  Houston, Texas  77002

                  BROOKE GROUP AND LIGGETT

                  Mr. Bennett S. LeBow
                  BROOKE GROUP LTD.
                  100 S.E. Second Street
                  Miami, Florida  33131

                  Mr. Marc E. Kasowitz
                  Mr. Daniel R. Benson
                  KASOWITZ, BENSON, TORRES & FRIEDMAN LLP
                  1301 Avenue of the
                  Americas New York, New York 10019

                  The above designated representatives may be changed from time to time by any Party upon giving notice to all other Parties in conformance with this Section 24.8.

                  24.9. References to or use of a singular noun or pronoun in this Agreement shall include the plural, unless the context implies otherwise.


         IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and date first written above.


                                      SETTLEMENT CLASS COUNSEL



                                      /s/ Norwood S. Wilner
                                      -----------------------------------------


                                      /s/ Steven A. Martino
                                      -----------------------------------------



                                      /s/ Wyman O. Gilmore
                                      -----------------------------------------



                                      /s/ William J. Mcdaniel
                                      -----------------------------------------



                                      /s/ James H. Pearson
                                      -----------------------------------------



                                      /s/ Robert G. Taylor II
                                      -----------------------------------------



                                      /s/ Marc E. Kasowitz
                                      -----------------------------------------



                                      /s/ Daniel R. Benson
                                      -----------------------------------------

                                      BROOKE GROUP LTD.



                                      By: /s/ Bennett S. LeBow
                                          -------------------------------------
                                          Bennett S. LeBow

                                      Date:    7/2/1998
                                           ------------------------------------



                                     LIGGETT GROUP INC.




                                      By: /s/ Bennett S. LeBow
                                          -------------------------------------
                                          Bennett S. LeBow

                                      Date:    7/2/1998
                                           ------------------------------------



                                      LIGGETT & MYERS, INC.



                                      By: /s/ Bennett S. LeBow
                                          -------------------------------------
                                          Bennett S. LeBow

                                      Date:    7/2/1998
                                           ------------------------------------